Product supplement no. 46-I To prospectus dated December 1, 2005 and prospectus supplement dated December 1, 2005	Registration Statement No. 333-130051 Dated October 12, 2006 Rule 424(b)(2)

JPMorgan Chase & Co.
Return Enhanced Notes Linked to the Performance of the Russell 2000® Index Relative to the Performance of the S&P 500® Index

General

•	JPMorgan Chase & Co. may offer and sell return enhanced notes linked to the performance of the Russell 2000® Index relative to the performance of the S&P 500® Index from time to time. This product supplement no. 46-I describes terms that will apply generally to the return enhanced notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
•	The notes are the senior unsecured obligations of JPMorgan Chase & Co.
•	Payment is linked to the performance of the Russell 2000® Index relative to the performance of the S&P 500® Index as described below.
•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-23.
•	Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
•	Investing in the notes is not equivalent to investing in the Russell 2000® Index, the S&P 500® Index or any of their component stocks.
•	The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Underlying Indices:	The Russell 2000® Index and the S&P 500® Index (each an “Index” and, collectively, the “Indices”).

Payment at Maturity (Notes without a Buffer):

For notes without a buffer, the amount you will receive at maturity is based on the value of the Russell 2000® Index Ending Level relative to the Russell 2000® Index Initial Level (or the Strike Level, if applicable) and the Relative Index Performance.

If the Russell 2000® Index Ending Level is greater than the Russell 2000® Index Initial Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Russell 2000® Index Return multiplied by the Upside Leverage Factor, subject, if applicable, to the Maximum Total Return on the note. If applicable, the Maximum Total Return on the note is a percentage which we will determine on the pricing date and which will be set forth in the applicable terms supplement. The Maximum Total Return, if applicable, and the Upside Leverage Factor may vary depending on the Relative Index Performance.

If the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Russell 2000® Index Return is greater than the Maximum Total Return or if the Russell 2000® Index Return multiplied by the Upside Leverage Factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return on the note, your final payment per note will be calculated as follows:

$1,000 + ($1,000 x Russell 2000® Index Return x Upside Leverage Factor)

If the Russell 2000® Index Ending Level is equal to the Russell 2000® Index Initial Level (or the Strike Level, if applicable), you will receive a cash payment of $1,000 per $1,000 principal amount note.

If the Russell 2000® Index Ending Level declines from the Russell 2000® Index Initial Level (or the Strike Level, if applicable), you will lose 1% of the principal amount of your notes multiplied by the Downside Leverage Factor for every 1% that the Russell 2000® Index declines beyond the Russell 2000® Index Initial Level (or the Strike Level, if applicable), unless otherwise specified in the applicable terms supplement. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Russell 2000® Index Return x Downside Leverage Factor)

The relevant terms supplement may specify that the Downside Leverage Factor will vary depending on the Relative Index Performance.

For notes without a buffer, you will lose some or all of your investment at maturity if the Russell 2000® Index Ending Level declines from the Russell 2000® Index Initial Level (or the Strike Level, if applicable).

Payment at Maturity (Notes with a Buffer):

For notes with a buffer, the amount you will receive at maturity is based on the value of the Russell 2000® Index Ending Level relative to Russell 2000® Index Initial Level (or the Strike Level, if applicable), the buffer amount and the Relative Index Performance.

If the Russell 2000® Index Ending Level is greater than the Russell 2000® Index Initial Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Russell 2000® Index Return multiplied by the Upside Leverage Factor, subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the applicable terms supplement. The Maximum Total Return, if applicable, and the Upside Leverage Factor may vary depending on the Relative Index Performance.

If the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Russell 2000® Index Return is greater than the Maximum Total Return or if the Russell 2000® Index Return multiplied by the Upside Leverage Factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return on the note, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Russell 2000® Index Return x Upside Leverage Factor)

Your principal is protected against a decline in the Russell 2000® Index up to the buffer amount. If the Russell 2000® Index Ending Level declines from the Russell 2000® Index Initial Level (or the Strike Level, if applicable) and such decline is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity.

Your investment will be fully exposed to any decline in the Russell 2000® Index beyond the buffer amount. If the Russell 2000® Index Ending Level declines from the Russell 2000® Index Initial Level (or the Strike Level, if applicable) by more than the buffer amount, for every 1% decline of the Russell 2000® Index beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the Downside Leverage Factor, and your final payment per $1,000 principal amount note will be calculated, unless otherwise specified in the applicable terms supplement, as follows:

$1,000 + ($1,000 x (Russell 2000® Index Return + buffer amount %) x Downside
Leverage Factor)

The relevant terms supplement may specify that the Downside Leverage Factor will vary depending on the Relative Index Performance.

For notes with a buffer, you will lose some or all of your investment at maturity if the Russell 2000® Index Ending Level declines from the Russell 2000® Index Initial Level (or the Strike Level, if applicable) by more than the buffer amount.

Other Terms:	The buffer amount, if applicable, will be specified in the relevant terms supplement.

Index Return

Unless otherwise specified in the applicable terms supplement, the Index Return for each of the Indices shall equal:

the relevant Index Ending Level – the relevant Index Initial Level (or Strike Level, if applicable)

the relevant Index Initial Level (or Strike Level, if applicable)

Initial Level:	For each of the Indices, the closing level of the given Index on the pricing date, or such other date or dates as specified in the applicable terms supplement.

Ending Level:	For each of the Indices, the closing level of the given Index on the Observation Date, or the arithmetic average of the closing levels of the given Index on each of the Averaging Dates, or such other date or dates as specified in the applicable terms supplement.

Relative Index Performance:	Unless otherwise specified in the applicable terms supplement: Russell 2000® Index Return – S&P 500® Index Return

Maximum Total Return:	The Maximum Total Return, if applicable, is dependent on the Relative Index Performance. The relevant terms supplement may specify a Maximum Total Return that applies if the Relative Index Performance is greater than or equal to 0, and a different Maximum Total Return that applies if the Relative Index Performance is less than 0.

Upside Leverage Factor:	The Upside Leverage Factor is 1, unless otherwise specified in the relevant terms supplement. The relevant terms supplement may specify that the Upside Leverage Factor is dependent on the Relative Index Performance. For example, the relevant terms supplement may specify an Upside Leverage Factor that applies if the Relative Index Performance is greater than or equal to 0, and a different Upside Leverage Factor that applies if the Relative Index Performance is less than 0.

Downside Leverage Factor:	The Downside Leverage Factor is 1, unless otherwise specified in the relevant terms supplement. The relevant terms supplement may specify that the Downside Leverage Factor is dependent on the Relative Index Performance. For example, the relevant terms supplement may specify a Downside Leverage Factor that applies if the Relative Index Performance is greater than or equal to 0, and a different Downside Leverage Factor that applies if the Relative Index Performance is less than 0.

Strike Level:	The applicable terms supplement may specify an Index level other than the Initial Index Level to be used for calculating the Index Return and the amount payable at maturity, if any. For example, the applicable terms supplement may specify that a Strike Level, equal to 95% of the Initial Index Level, shall be used to calculate the Index Return.

Valuation Date(s):	The Ending Levels of the Indices will be calculated on a single date, which we refer to as an Observation Date, or on several dates, each of which we refer to as an Averaging Date, as specified in the applicable terms supplement. We refer to such dates generally as Valuation Dates in this product supplement. Any Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Maturity Date:	As specified in the applicable terms supplement. The maturity date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Investing in the Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 46-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

October 12, 2006

        In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 46-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 46-I and with respect to JPMorgan Chase & Co. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplement, this product supplement no. 46-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

        The notes described in the relevant terms supplement and this product supplement no. 46-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 46-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

        In this product supplement no. 46-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 46-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 46-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 46-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 46-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agent shall have any responsibility therefor.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 46-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 46-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 46-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 46-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ii

DESCRIPTION OF NOTES

        The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 46-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each of our $1,000 principal amount Return Enhanced Notes Linked to the Performance of the Russell 2000® Index Relative to the Performance of the S&P 500® Index.

General

        The Return Enhanced Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to the performance of the Russell 2000® Index relative to the performance of the S&P 500® Index. The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

        The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, you will receive a payment in cash at maturity which will vary depending on the performance of the Russell 2000® Index, the S&P 500® Index, and whether the notes have a Strike Level and/or buffer.

        The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

        The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

        The notes will be issued in denominations of $1,000 and integral multiples in excess thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

        The specific terms of the notes will be described in the relevant terms supplement, accompanying this product supplement no. 46-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement, are inconsistent with those described here or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement, shall control.

Payment at Maturity

        The maturity date for the notes will be set forth in the relevant terms supplement, and is subject to adjustment if the final Valuation Date is postponed as described below. We will also specify whether or not the notes have a buffer and the amount of any such buffer in the relevant terms supplement.

        Notes Without a Buffer

        For notes without a buffer, the amount you will receive at maturity is based on the value of the Russell 2000® Index Ending Level relative to the Russell 2000® Index Initial Level (or the Strike Level, if applicable) and the Relative Index Performance.

PS-1

•	If the Russell 2000® Index Ending Level is greater than the Russell 2000® Index Initial Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Russell 2000® Index Return multiplied by the Upside Leverage Factor, subject, if applicable, to the Maximum Total Return on the note. If applicable, the Maximum Total Return on the note is a percentage which we will determine on the pricing date and which will be set forth in the applicable terms supplement. As discussed above, the Maximum Total Return, if applicable, may vary depending on the Relative Index Performance. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Russell 2000® Index Return is greater than the Maximum Total Return or if the Russell 2000® Index Return multiplied by the Upside Leverage Factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return on the note, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Russell 2000® Index Return x Upside Leverage Factor)

•	If the Russell 2000® Index Ending Level is equal to the Russell 2000® Index Initial Level (or the Strike Level, if applicable), you will receive a cash payment of $1,000 per $1,000 principal amount note.
•	If the Russell 2000® Index Ending Level is less than from the Russell 2000® Index Initial Level (or the Strike Level, if applicable), you will lose 1% of the principal amount of your notes multiplied by the Downside Leverage Factor for every 1% that the Russell 2000® Index has declined beyond the Russell 2000® Index Initial Level (or the Strike Level, if applicable), unless otherwise specified in the applicable terms supplement. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Russell 2000® Index Return x Downside Leverage Factor)

•	As discussed above, the Upside Leverage Factor and the Downside Leverage Factor may vary depending on Relative Index Performance.

        For notes without a buffer, you will lose some or all of your investment at maturity if the Russell 2000® Index Ending Level declines from the Russell 2000® Index Initial Level (or the Strike Level, if applicable).

        Notes With a Buffer

        For notes with a buffer, the amount you will receive at maturity is based on the value of the Russell 2000® Index Ending Level relative to Russell 2000® Index Initial Level (or the Strike Level, if applicable), the buffer amount and the Relative Index Performance.

•	If the Russell 2000® Index Ending Level is greater than the Russell 2000® Index Initial Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Russell 2000® Index Return multiplied by the Upside Leverage Factor, subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the applicable terms supplement. The Maximum Total Return, if applicable, may vary depending on the Relative Index Performance. If the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Russell 2000® Index Return is greater than the Maximum Total Return or if the Russell 2000® Index Return multiplied by the Upside Leverage Factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return on the note, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Russell 2000® Index Return x Upside Leverage Factor)

PS-2

•	Your principal is protected against a decline in the Russell 2000® Index up to the buffer amount. If the Russell 2000® Index Ending Level plus the buffer amount is equal or greater than the Russell 2000® Index Initial Level (or the Strike Level, if applicable), you will receive the principal amount of your notes at maturity.
•	Your investment will be fully exposed to any decline in the Russell 2000® Index beyond the buffer amount. If the Russell 2000® Index Ending Level plus the buffer amount is less than the Russell 2000® Index Initial Level (or the Strike Level, if applicable), for every 1% decline of the Russell 2000® Index beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the Downside Leverage Factor, and your final payment per $1,000 principal amount note will be calculated, unless otherwise specified in the applicable terms supplement, as follows:

$1,000 + ($1,000 x (Russell 2000® Index Return + buffer amount %) x Downside Leverage Factor)

•	The relevant terms supplement may specify that the Upside Leverage Factor and the Downside Leverage Factor will vary depending on Relative Index Performance.

        For notes with a buffer, you will lose some or all of your investment at maturity if the Russell 2000® Index Ending Level declines from the Russell 2000® Index Initial Level (or the Strike Level, if applicable) by more than the buffer amount.

        The “Index Return” for each of the Indices, as calculated by the calculation agent, is the percentage change in the closing level of the relevant Index, calculated by comparing the relevant Index’s closing level on the Observation Date, or the arithmetic average of the relevant Index’s closing level on each of the Averaging Dates, or such other date or dates as specified in the applicable terms supplement (the “Ending Level”), to the relevant Index’s closing level on the pricing date (the “Initial Level”) or to a percentage of that Index’s initial level (the “Strike Level”). The relevant terms supplement will specify the Initial Level of each of the Indices and the manner in which the Ending Level of the Indices is determined.

        The Index Return for each of the Indices, unless otherwise specified in the applicable terms supplement, is calculated as follows:

the relevant Index Ending Level – the relevant Index Initial Level (or Strike Level, if applicable)
Index Return =
the relevant Index Initial Level (or Strike Level, if applicable)

        The “buffer amount,” if applicable, will be set forth in the relevant terms supplement.

        Relative Index Performance, unless otherwise specified in the applicable terms supplement, will equal to the Russell 2000® Index Return – S&P 500® Index Return.

        The Maximum Total Return, if applicable, is dependent on the Relative Index Performance. The relevant terms supplement may specify a Maximum Total Return that applies if the Relative Index Performance is greater than or equal to 0, and a different Maximum Total Return that applies if the Relative Index Performance is less than 0.

        The Upside Leverage Factor is 1, unless otherwise specified in the relevant terms supplement. The relevant terms supplement may specify that the Upside Leverage Factor is dependent on the Relative Index Performance. For example, the relevant terms supplement may specify a Upside Leverage Factor that applies if the Relative Index Performance is greater than or equal to 0, and a different Upside Leverage Factor that applies if the Relative Index Performance is less than 0.

        The Downside Leverage Factor is 1, unless otherwise specified in the relevant terms supplement. The relevant terms supplement may specify that the Downside Leverage Factor is dependent on the Relative Index Performance. For example, the relevant terms supplement may specify a Downside Leverage Factor that applies if the Relative Index Performance is greater than or equal to 0, and a different Downside Leverage Factor that applies if the Relative Index Performance is less than 0.

PS-3

        The “Russell 2000® Index closing level” on any trading day will equal the closing level of the Russell 2000® Index or any successor index (as defined below) or alternative calculation of the Russell 2000® Index described under “The Russell 2000® Index — Discontinuation of the Russell 2000® Index; Alteration of Method of Calculation”at the regular official weekday close of the principal trading session of the New York Stock Exchange (“NYSE”), the American Stock Exchange LLC (the “AMEX”), the NASDAQ National Market or the relevant exchange or market for the successor index.

        The “S&P 500® Index closing level” on any trading day will equal the closing level of the S&P 500® Index or any successor index (as defined below) or alternative calculation of the S&P 500® Index described under “The S&P 2000® Index — Discontinuation of the S&P 500® Index; Alteration of Method of Calculation” at the regular official weekday close of the principal trading session of the New York Stock Exchange (“NYSE”), the American Stock Exchange LLC (the “AMEX”), the NASDAQ National Market or the relevant exchange or market for the successor index.

        A “trading day” is, unless otherwise specified in the applicable terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the AMEX, the NASDAQ National Market, the Chicago Mercantile Exchange Inc., the Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

        The Valuation Date(s) will be specified in the applicable terms supplement and any such date(s) is subject to adjustment as described below. If an Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event for either of the Indices shall have occurred; provided that the closing levels of the Indices for an Valuation Date will not be determined on a date later than the tenth scheduled trading day after the final Valuation Date, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the closing levels of the Indices for the Valuation Date on such date in accordance with the formula for and method of calculating the closing level of the Indices last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled trading day of each security most recently constituting the Indices.

        The maturity date will be set forth in the applicable terms supplement. If the scheduled maturity date (as specified in the applicable terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date.

        If, due to a market disruption event or otherwise, the final Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following that final Valuation Date, as postponed, unless otherwise specified in the applicable terms supplement. We describe market disruption events under “General Terms of the Notes — Market Disruption Events.”

        We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the maturity date funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

        A “business day” is, unless otherwise specified in the applicable terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law or regulation or executive order to close or a day on which transactions in dollars are not conducted.

        Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

PS-4

RISK FACTORS

        Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in either of the Indices or any of the component stocks of the Indices. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes do not pay interest or guarantee the return of your investment.

        The notes do not pay interest and may not return any of your investment. The amount payable at maturity will be determined pursuant to the terms described in this product supplement no. 46-I and the applicable terms supplement. For notes with a buffer, you will lose some or all of your investment at maturity if the Russell 2000® Index Ending Level declines from the Russell 2000® Index Initial Level (or the Strike Level, if applicable) by more than the buffer amount. For notes without a buffer, you will lose some or all of your investment at maturity if the Russell 2000® Index Ending Level declines from the Russell 2000® Index Initial Level (or the Strike Level, if applicable). The applicable terms supplement will specify whether the notes have a buffer and/or Strike Level.

The appreciation potential of the notes is limited to the Maximum Total Return, if applicable.

        The appreciation potential of the notes is limited to the Maximum Total Return, if applicable. The Maximum Total Return is a percentage which we will determine on the pricing date and which will be set forth in the applicable terms supplement. Accordingly, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Russell 2000® Index Return multiplied by the Upside Leverage Factor is greater than the Maximum Total Return. In addition, the Maximum Total Return, if applicable, is dependent on the Relative Index Performance, and could be higher or lower depending on whether the S&P 500® Index Return is less than the Russell 2000® Index Return.

The notes do not represent an Investment in a Basket of Indexes.

        Your return on the notes will be determined primarily by the performance of the Russell 2000® Index, and you will lose some or all of your investment if the Russell 2000® Index Ending Level declines from the Russell 2000® Index Initial Level or the Strike Level or, for notes with a buffer, such decline exceeds the buffer amount. The benefit to you of any Relative Index Performance between the Russell 2000® Index and the S&P 500® Index, as reflected in the Maximum Total Return, the Upside Leverage Factor and the Downside Leverage Factor may be offset or negated entirely by declines in the Russell 2000® Index Ending Level as compared to the Russell 2000® Index Initial Level.

Your return on the notes will not reflect dividends on the common stocks of the companies in the Russell 2000® Index.

        Your return on the notes will not reflect the return you would realize if you actually owned the common stocks of the companies included in the Russell 2000® Index and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you at maturity of the notes by reference to the Russell 2000® Index Ending Level. The Russell 2000® Index Ending Level reflects the prices of the common stocks in the Russell 2000® Index on the Valuation Date(s) without taking into consideration the value of dividends paid on those stocks.

Secondary trading may be limited.

        Unless otherwise specified in the relevant terms supplement, the notes will not be listed on an organized securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

PS-5

        J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. is willing to buy the notes. If at any time J.P. Morgan Securities Inc. does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The Russell 2000® Index Ending Level may be less than the Russell 2000® Index closing level at the maturity date of the notes or at other times during the term of the notes.

        Because the Russell 2000® Index Ending Level is calculated based on the Russell 2000® Index closing level on one or more Valuation Dates near the end of the term of the notes, the level of the Russell 2000® Index at the maturity date or at other times during the term of the notes, including dates near the Valuation Date(s), could be higher than the Russell 2000® Index Ending Level. This difference could be particularly large if there is a significant increase in the level of the Russell 2000® Index after the final Valuation Date, or if there is a significant decrease in the level of the Russell 2000® Index during the latter portion of the term of the notes or if there is significant volatility in the Russell 2000® Index closing level during the term of the notes (especially on dates near the Valuation Date(s)). For example, if the Russell 2000® Index closing levels steadily increase during the initial term of the notes and then steadily decrease back to the Russell 2000® Index Initial Level (or Strike Level, if applicable), the Russell 2000® Index Ending Level may be significantly less than the Russell 2000® Index closing level at its peak or if it were calculated on a date earlier than the Valuation Date(s). Under these circumstances, you may lose some or all of your initial investment in the notes.

The notes are not designed to be short-term trading instruments.

        The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Russell 2000® Index has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

Prior to maturity, the value of the notes may be influenced by many unpredictable factors.

        You should not expect the price at which we or our affiliates are willing to repurchase the notes, if at all, to vary in proportion to changes in the level of the Russell 2000® Index. Prior to maturity, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other. We expect that, generally, the level of the Russell 2000® Index on any day will affect the value of the notes more than any other single factor. Other relevant factors include:

•	the level of the S&P 500® Index, as compared to the Initial Level of the S&P 500® Index, in that the relative performance of the S&P 500® Index as compared to the Russell 2000® Index may affect the Maximum Total Return, Upside Leverage Factor and/or Downside Leverage Factor of the notes;
•	the expected volatility in the Indices;
•	the time to maturity of the notes;
•	the dividend rate on the common stocks underlying the Indices;
•	interest and yield rates in the market generally as well as in the markets of the securities composing the Indices;
•	economic, financial, political, regulatory or judicial events that affect the stocks represented in the Indices or stock markets generally and which may affect the closing level of the Indices on any Valuation Date; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PS-6

        You cannot predict the future performance of either Index based on its historical performance. The value of the Russell 2000® Index may decrease such that you may not receive any return of your investment. For notes without a buffer, if the Russell 2000® Index Return is negative, you may lose some or all of your investment. For notes with a buffer, if the Russell 2000® Index Ending Level declines compared to the Russell 2000® Index Initial Level by more than the buffer amount, you may lose some or all of your investment.

The inclusion in the original issue price of the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

        While the payment at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

Frank Russell Company may adjust the Russell 2000® Index in a way that affects its level, and Frank Russell Company has no obligation to consider your interests.

        Frank Russell Company (“Frank Russell”) is responsible for calculating and maintaining the Russell 2000® Index. Frank Russell can add, delete or substitute the stocks underlying the Russell 2000® Index or make other methodological changes that could change the level of the Russell 2000® Index. You should realize that the changing of companies included in the Russell 2000® Index may affect the Russell 2000® Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, Frank Russell may alter, discontinue or suspend calculation or dissemination of the Russell 2000® Index. Any of these actions could adversely affect the value of the notes. Frank Russell has no obligation to consider your interests in calculating or revising the Russell 2000® Index. See “The Russell 2000® Index.”

S&P may adjust the S&P 500® Index in a way that affects its level, and S&P has no obligation to consider your interests.

        Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), is responsible for calculating and maintaining the Index. S&P can add, delete or substitute the stocks underlying the S&P 500® Index or make other methodological changes that could change the level of the S&P 500® Index. On March 21, 2005, S&P began to use a revised methodology for calculating the S&P 500® Index and on September 16, 2005, S&P completed its transition to the new calculation methodology. You should realize that the changing of companies included in the S&P 500® Index may affect the S&P 500® Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the S&P 500® Index. Any of these actions could adversely affect the value of the notes. S&P has no obligation to consider your interests in calculating or revising the Index. See “The S&P 500® Index.”

We are not affiliated with any company included in the Russell 2000® Index. You will have no shareholder rights in issuers of stock which compose the Russell 2000® Index.

        We are not affiliated with any of the companies whose stock is represented in the Russell 2000® Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Russell 2000® Index or your notes. None of the money you pay us will go to Frank Russell or any of the companies included in the Russell 2000® Index and none of those companies will be involved in the offering of the notes in any way. Neither they nor

PS-7

we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

        As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Index would have.

We are one of the companies that make up the S&P 500® Index but we are not affiliated with any other company included in the S&P 500® Index.

        We are one of the companies that make up the S&P 500® Index, but we are not affiliated with any of the other companies whose stock is included in the S&P 500® Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the stocks underlying the Index or your notes. None of the money you pay us will go to S&P or any of the other companies included in the S&P 500® Index and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

        As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the S&P 500® Index would have.

We or our affiliates may have adverse economic interests to the holders of the notes.

        J.P. Morgan Securities Inc. and other affiliates of ours trade the stocks underlying the Indices and other financial instruments related to the Indices and component stocks of the Indices on a regular basis, for their accounts and for other accounts under their management. J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Indices. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the Indices and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

        We or our affiliates may currently or from time to time engage in business with companies whose stock is included in the Indices, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports about the companies whose stock is included in the Indices. Any prospective purchaser of notes should undertake an independent investigation of each company whose stock is included in the Indices as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

        Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Indices or the stocks that compose the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

        We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

        J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Level for each of the Indices, the Strike Level for each of the Indices if applicable, the Index closing level for each of the Indices on each Valuation Date, as specified in the relevant terms supplement, the Ending Index Level for each of the Indices, the Index

PS-8

Return for each of the Indices, the Relative Index Performance and the payment at maturity, if any, on the notes. In addition, the calculation agent will determine the applicable Maximum Total Return, the applicable Upside Leverage Factor, and/or the applicable Downside Leverage Factor based on the Relative Index Performance, whether there has been a market disruption event or a discontinuance of either Index and whether there has been a material change in the method of calculating either Index. In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

        The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Indices closing level on an Valuation Date and calculating the amount that we are required to pay to you, if any, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that these events prevent us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Valuation Dates and the maturity date will be postponed and your return will be adversely affected. See “General Terms of the Notes — Market Disruption Events.”

The tax consequences of an investment in the notes are unclear.

        There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described in “Certain U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes could differ materially from our description herein. Non-U.S. holders should note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfy the applicable documentation requirements. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 46-I and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

        If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

PS-9

USE OF PROCEEDS

        Unless otherwise specified in the applicable terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes which commissions include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

        On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Indices, the stocks underlying the Indices, or instruments whose value is derived from the Indices or their underlying stocks. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Russell 2000® Index as well as the Russell 2000® Index Initial Level, and therefore effectively establish a higher level that the Russell 2000® Index must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Indices, the stocks underlying the Indices, or instruments whose value is derived from the Indices or their underlying stocks. Although we have no reason to believe that any of these activities will have a material impact on the level of the Indices or the value of the notes, we cannot assure you that these activities will not have such an effect.

        We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

PS-10

THE RUSSELL 2000® INDEX

        We have derived all information contained in this product supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Frank Russell Company (“Frank Russell”). The Russell 2000® Index was developed by Frank Russell and is calculated, maintained and published by Frank Russell. We make no representation or warranty as to the accuracy or completeness of such information.

        The Russell 2000® Index is an index calculated, published and disseminated by Frank Russell, and measures the composite price performance of stocks of 2,000 companies (the “Component Stocks”) domiciled in the U.S. and its territories. All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and are 2,000 of the smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

        The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents approximately 8% of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

        Selection of stocks underlying the Russell 2000® Index. The Russell 2000® Index is a sub-group of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Russell 2000® Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell must have access to documentation verifying the company’s eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. indexes at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

        Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000® Index and, consequently, the Russell 2000® Index. The following securities are specifically excluded from the Russell 2000® Index: (i) stocks traded on U.S. exchanges but domiciled in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and (iii) trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges. In addition, Berkshire Hathaway is excluded as a special exception.

        The primary criteria used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000® Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

        The Russell 2000® Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.

PS-11

        Capitalization Adjustments. As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the Component Stocks relative to the capitalization on a base date. The current Russell 2000® Index value is calculated by adding the market values of the Russell 2000® Index’s Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000® Index on the base date of December 31, 1986. To calculate the Russell 2000® Index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000® Index. In order to provide continuity for the Russell 2000® Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

        Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in Securities and Exchange Commission (the “Commission”) corporate filings. Other sources are used in cases of missing or questionable data.

        The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares — corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;
•	Corporate cross-owned shares — when shares of a company in the Russell 2000® Index are held by another company also in the Russell 2000® Index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;
•	Large private and corporate shares — large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the Russell 2000® Index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the Russell 2000® Index, partnerships, insurance companies not in the Russell 2000® Index, mutual funds, banks not in the Russell 2000® Index or venture capital funds;
•	Unlisted share classes — classes of common stock that are not traded on a U.S. securities exchange; and
•	Initial public offering lock-ups — shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

        Corporate Actions Affecting the Russell 2000® Index. The following summarizes the types of Russell 2000® Index maintenance adjustments and indicates whether or not an Russell 2000® Index adjustment is required.

•	“No Replacement” Rule — Securities that leave the Russell 2000® Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000® Index over a year will fluctuate according to corporate activity.
•	Rule for Deletions — When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the Russell 2000® Index at the market close on the effective date or when the stock is no longer trading on the exchange.

        When acquisitions or mergers take place within the Russell 2000® Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the Russell 2000® Index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to

PS-12

April 1, 2000, if the acquiring stock was a member of a different index (e.g., Russell 3000® or Russell 1000®), the shares for the acquiring stock were not adjusted until month end.

•	Deleted Stocks — Effective on January 1, 2002, when deleting stocks from the Russell 2000® Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions: there may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.
•	Rule for Additions — The only additions between reconstitution dates are as a result of spin-offs. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000® Index at the latest reconstitution.
•	Rule for Corporate Action-Driven Changes — Beginning April 1, 2003 changes resulting from corporate actions will generally be applied at the open of the ex-date using the previous day’s closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

        Updates to Share Capital Affecting the Russell 2000® Index. Each month, the Russell 2000® Index is updated for changes to shares outstanding as companies report changes in share capital to the Commission. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% are reflected in the Russell 2000® Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

        Pricing of Securities Included in the Russell 2000® Index. Effective on January 1, 2002, primary exchange closing prices are used in the daily Russell 2000® Index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily Russell 2000® Index calculations.

        Disclaimers. The notes are not sponsored, endorsed, sold, or promoted by Frank Russell or any successor thereto or index owner, and neither Frank Russell nor any party hereto makes any representation or warranty whatsoever, whether express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Frank Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Frank Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Frank Russell’s only relationship to JPMorgan Chase & Co. and its affiliates is the licensing of certain trademarks and trade names of Frank Russell and of the Russell 2000® Index which is determined, composed and calculated by Frank Russell without regard to JPMorgan Chase & Co. and its affiliates or the notes. Frank Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Frank Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Frank Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Frank Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

        “Russell 2000® Index” and “Russell 3000® Index” are trademarks of Frank Russell Company and have been licensed for use by JPMorgan Chase Bank, National Association and its affiliates. This transaction is not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of entering into this transaction.

PS-13

        FRANK RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FRANK RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO. AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. FRANK RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRANK RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Discontinuation of the Russell 2000® Index; Alteration of Method of Calculation

        If Frank Russell Company discontinues publication of the Russell 2000® Index and Frank Russell Company or another entity publishes a successor or substitute index that the calculation agent, determines, in its sole discretion, to be comparable to the discontinued Russell 2000® Index (such index being referred to herein as a “Russell successor index”), then any Russell 2000® Index closing level will be determined by reference to the level of such Russell successor index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the Russell successor index on the relevant Valuation Date or other relevant date as set forth in the applicable terms supplement.

        Upon any selection by the calculation agent of a Russell successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

        If Frank Russell Company discontinues publication of the Russell 2000® Index prior to, and such discontinuance is continuing on an Valuation Date or other relevant date as set forth in the applicable terms supplement and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the Russell 2000® Index closing level for such date. The Russell 2000® Index closing level will be computed by the calculation agent in accordance with the formula for and the method of calculating the Russell 2000® Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Russell 2000® Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the Russell 2000® Index on the relevant exchange may adversely affect the value of the notes.

        If at any time the method of calculating the Russell 2000® Index or a Russell successor index, or the level thereof, is changed in a material respect, or if the Russell 2000® Index or a Russell successor index is in any other way modified so that the Russell 2000® Index or such Russell successor index does not, in the opinion of the calculation agent, fairly represent the level of the Russell 2000® Index or such Russell successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Russell 2000® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Russell 2000® Index or such Russell successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Russell 2000® Index closing level with reference to the Russell 2000® Index or such russell successor index, as adjusted. Accordingly, if the method of calculating the russell 2000® Index or a russell successor index is modified so that the level of the Russell 2000® Index or such Russell successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Russell 2000® Index), then the calculation agent will adjust its calculation of the Russell 2000® Index or such Russell successor index in order to arrive at a level of the Russell 2000® Index or such Russell successor index as if there had been no such modification (e.g., as if such split had not occurred).

PS-14

THE S&P 500® INDEX

        We have derived all information contained in this product supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

        The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any Component Stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such Component Stock. On March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

        On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, the S&P 500® Index became fully float-adjusted. S&P’s criteria for selecting stocks for the S&P 500® Index will not be changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).

        Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;
•	holdings by government entities, including all levels of government in the United States or foreign countries; and
•	holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

        However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

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        For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted S&P 500® Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

        As of the date of this product supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500® Index’s base period of 1941–43 (the “Base Period”).

        An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

        The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941–43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index Maintenance”).

        Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

        To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500®Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the S&P closing level. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index Divisor adjustments.

        The table below summarizes the types of S&P 500® Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock Split	Shares Outstanding multiplied by 2;	No
(e.g., 2-for-1)	Stock Price divided by 2

Share Issuance	Shares Outstanding plus	Yes
(i.e., change ≥ 5%)	newly issued Shares

Share Repurchase	Shares Outstanding minus	Yes
(i.e., change ≥ 5%)	Repurchased Shares

Special Cash Dividends	Share Price minus Special Dividend	Yes

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Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Company Change	Add new company Market Value	Yes
minus old company Market Value

Rights Offering	Price of parent	Yes
company minus:
Price of Rights Rights Ratio

Spinoffs	Price of parent	Yes
company minus:
Price of Spinoff Co. Share Exchange Ratio

        Stock splits and stock dividends do not affect the Index Divisor of the S&P 500® Index, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

        Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event S&P 500® Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value
= Pre-Event S&P 500® Index Value
New Divisor

Post-Event Aggregate Market Value
New Divisor =
Pre-Event S&P 500® Index Value

        A large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement with S&P

        S&P and J.P. Morgan Securities Inc. have entered into a non-exclusive license agreement providing for the sub-license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by S&P, in connection with certain securities, including the notes.

        The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of S&P without regard to JPMorgan Chase & Co. or the notes. S&P has no obligation to take the needs of JPMorgan Chase & Co. or the holders of the

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notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

        S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

        “STANDARD & POOR’S”, “S&P”, “S&P 500” AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY J.P. MORGAN SECURITIES INC. AND SUB-LICENSED FOR USE BY JPMORGAN CHASE & CO. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

Discontinuation of the S&P 500® Index; Alteration of Method of Calculation

        If S&P discontinues publication of the S&P 500® Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P 500® Index (such index being referred to herein as a “S&P successor index”), then any S&P 500® Index closing level will be determined by reference to the level of such S&P successor index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the S&P successor index on each relevant Valuation Date or other relevant date or dates as set forth in the applicable terms supplement.

        Upon any selection by the calculation agent of a S&P successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

        If S&P discontinues publication of the S&P 500® Index prior to, and such discontinuation is continuing on, an Valuation Date or other relevant date as set forth in the applicable terms supplement, and the calculation agent determines, in its sole discretion, that no S&P successor index is available at such time, or the calculation agent has previously selected a S&P successor index and publication of such S&P successor index is discontinued prior to, and such discontinuation is continuing on, such Valuation Date or other relevant date, then the calculation agent will determine the S&P 500® Index closing level for such date. The S&P 500® Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 500® Index or S&P successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the S&P 500® Index or S&P successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the S&P 500® Index may adversely affect the value of the notes.

        If at any time the method of calculating the S&P 500® Index or a S&P successor index, or the level thereof, is changed in a material respect, or if the S&P 500® Index or a S&P successor index is in any other way modified so that the S&P 500® Index or such S&P successor index does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500® Index or such S&P successor index had

PS-18

such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the S&P 500® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P 500® Index or such S&P successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the S&P 500® Index closing level with reference to the S&P 500® Index or such S&P successor index, as adjusted. Accordingly, if the method of calculating the S&P 500® Index or a S&P successor index is modified so that the level of the S&P 500® Index or such S&P successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P 500® Index), then the calculation agent will adjust its calculation of the S&P 500® Index or such S&P successor index in order to arrive at a level of the S&P 500® Index or such S&P successor index as if there had been no such modification (e.g., as if such split had not occurred).

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GENERAL TERMS OF THE NOTES

Calculation Agent

        J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Initial Level for each of the Indices, the Strike Level for each of the Indices if applicable, the Index closing level for each of the Indices on each Valuation Date, as specified in the relevant terms supplement, the Ending Index Level for each of the Indices, the Index Return for each of the Indices, the Relative Index Performance and the payment at maturity, if any, on the notes. In addition, the calculation agent will determine the applicable Maximum Total Return, the applicable Upside Leverage Factor, and/or the applicable Downside Leverage Factor based on the value of the Relative Index Performance, whether there has been a market disruption event or a discontinuance of either Index and whether there has been a material change in the method of calculating either Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement, without your consent and without notifying you.

        The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the maturity date.

        All calculations with respect to the Initial Index Level, Ending Index Level, Index Return or the Index closing level on any trading day for each of the Indices, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

        Certain events may prevent the calculation agent from calculating the closing level of each of the Indices on an Valuation Date, as specified in the relevant terms supplement, or calculating the amount, if any, that we will pay to you at maturity of the notes. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

        With respect to each of the Indices, a “market disruption event,” unless otherwise specified in the applicable terms supplement, means:

•	a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of one of the Indices (or one of the relevant successor indices) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or
•	a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of one of the Indices (or one of the relevant successor indices) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or
•	the suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to one of the Indices (or one of the relevant successor indices) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

PS-20

•	a decision to permanently discontinue trading in the relevant futures or options contracts,

in each case as determined by the calculation agent in its sole discretion; and

•	a determination by the calculation agent in its sole discretion that the event described above materially interfered with its ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

        For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in one of the Indices is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the applicable Index shall be based on a comparison of:

•	the portion of the level of the applicable Index attributable to that security relative to
•	the overall level of the applicable Index,

in each case immediately before that suspension or limitation.

        For purposes of determining whether a market disruption event has occurred, unless otherwise specified in the applicable terms supplement:

•	a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;
•	limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;
•	a suspension of trading in futures or options contracts on one of the Indices by the primary securities market trading in such contracts by reason of
•	a price change exceeding limits set by such exchange or market,
•	an imbalance of orders relating to such contracts, or
•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the applicable Index; and

•	a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the applicable Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

        “Relevant exchange” means the primary U.S. organized exchange or market of trading for any security (or any combination thereof) then included in one of the Indices or any successor index.

Events of Default

        Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

        Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per

PS-21

note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the final Valuation Date. If the notes have more than one Valuation Date then the business days immediately preceding the date of acceleration (in such number equal to the number of Valuation Dates in excess of one) shall be the corresponding Valuation Dates.

        If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

        Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

        The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the applicable terms supplement.

Listing

        The notes will not be listed on any securities exchange, unless otherwise specified in the applicable terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

        The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

        Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank”) in The City of New York.

        JPMorgan Chase Bank or one of its affiliates will act as registrar and transfer agent for the notes. JPMorgan Chase Bank will also act as paying agent and may designate additional paying agents.

        Registration of transfers of the notes will be effected without charge by or on behalf of JPMorgan Chase Bank, but upon payment (with the giving of such indemnity as JPMorgan Chase Bank may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

        The notes will be governed by and interpreted in accordance with the laws of the State of New York.

PS-22

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price for cash and if you will hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

        This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

•	one of certain financial institutions;
•	a tax-exempt organization;
•	a dealer in securities or foreign currencies;
•	a “regulated investment company” as defined in Code Section 851;
•	a “real estate investment trust” as defined in Code Section 856;
•	a person holding the notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or entering into a “constructive sale” with respect to the notes;
•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or
•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

        This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. If you are considering the purchase of notes, you are urged to consult your own tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

        The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes.

        We intend to seek an opinion from Davis Polk & Wardwell, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes as “open transactions” for U.S. federal income tax purposes. Whether Davis Polk & Wardwell expresses an opinion regarding the characterization of the notes will be indicated in the relevant terms supplement. Irrespective of the opinion received from Davis Polk & Wardwell, we and you will agree to treat the notes for U.S. federal income tax purposes as “open transactions” and not as debt instruments. While other characterizations of the notes could be asserted by the IRS, the following discussion assumes that the notes are treated for U.S. federal income tax purposes as “open transactions” with respect to the Basket and not as debt instruments, unless otherwise indicated.

PS-23

Tax Consequences to U.S. Holders

        You are a “U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

    Tax Treatment of the Notes

        Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange as described below.

        Sale, Exchange or Redemption of the Notes. Upon a sale or exchange of a note (including redemption of the notes at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or redemption and your tax basis in the note, which should equal the amount you paid to acquire the note. Such gain or loss should be long-term capital gain or loss if you have held the note for more than one year at such time. The deductibility of capital losses, however, is subject to limitations.

    Possible Alternative Tax Treatments of an Investment in the Notes

        Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization of the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you may not receive any cash with respect to the notes during the term of the notes) and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

        Other alternative U.S. federal income tax characterizations of the notes might also require you to include amounts in income during the term of the notes and/or might treat all or a portion of the gain or loss on the sale or settlement of the notes as short-term gain or loss, without regard to how long you held the notes. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Tax Consequences to Non-U.S. Holders

        You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

•	a nonresident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

PS-24

        You are not a Non-U.S. Holder if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

        If you are a Non-U.S. Holder of the notes and if the characterization of your purchase and ownership of the notes as an open transaction is respected, any payments on the notes should not be subject to U.S. federal income or withholding tax, except that gain from the sale or exchange of the notes or their cash settlement at maturity may be subject to U.S. federal income tax if such gain is effectively connected with your conduct of a trade or business in the United States.

        If the notes were recharacterized as indebtedness, any payments or accruals on the notes nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described in the next paragraph has been fulfilled and neither the payments on the notes nor any gain realized on a sale, exchange or other disposition of notes is effectively connected with your conduct of a trade or business in the United States. Because the characterization of the notes is unclear, payments made to you with respect to the notes may be withheld upon at a rate of 30% unless you have fulfilled the certification requirements described in the next paragraph.

        The certification requirement referred to in the preceding paragraph will be fulfilled if you, as the beneficial owner of notes, certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements.

        If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with the conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you are urged to consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

        You may be subject to information reporting, and may be subject to backup withholding at the rates specified in the Code on the amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the second preceding paragraph. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Federal Estate Tax

        Individual Non-U.S. Holders, and entities the property of which is potentially includible in such individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. Such individuals and entities are urged to consult their own tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

        THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

PS-25

UNDERWRITING

        Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

        We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

        JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

        In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

        No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 46-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 46-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

        Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 46-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

PS-26

        The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

        The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

        The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 46-I or the accompanying prospectus supplement, prospectus or terms supplement, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

        The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 46-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

        Neither this product supplement no. 46-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 46-I the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Unless otherwise specified in the applicable terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

PS-27

BENEFIT PLAN INVESTOR CONSIDERATIONS

        A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable statutory or administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

        Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Section 408(b)(17) of ERISA or Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or there is some other basis on which such purchase and holding is not prohibited.

        Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to constitute a representation) that such purchase and holding is not prohibited under applicable Similar Laws.

        Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under Section 408(b)(17) of ERISA, PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or some other basis on which the acquisition and holding is not prohibited.

        Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

PS-28